Exhibit 99.1
priceline.com Incorporated
Unaudited Consolidated Statements of Comprehensive Income
(In Thousands)

	Year Ended December 31,
	2011	2010	2009
Net income	$1,059,131	$528,142	$489,472
Other comprehensive income (loss), net of tax
Foreign currency translation adjustments(1)	(55,128)	(26,740)	37,281
Unrealized gain on marketable securities(2)	212	294	116
Other	—	(3,758)	—
Comprehensive income	1,004,215	497,938	526,869
Less: Comprehensive income attributable to noncontrolling interests	2,537	4,044	—
Comprehensive income attributable to common stockholders	$1,001,678	$493,894	$526,869

(1)Includes net gains from fair value adjustments associated with hedges of foreign denominated net assets of $51,950, $24,116 and $3,022, net of taxes of $21,547, $11,311, and $1,209 for the years ended December 31, 2011, 2010, and 2009, respectively. The remaining balance in currency translation adjustments excludes income taxes due to the Company's practice and intention to reinvest the earnings of its foreign subsidiaries in those operations.

(2)Net of taxes of $96, $175, and $0 for the years ended December 31, 2011, 2010, and 2009.